Investor Contact:
Vitacost.com
Kathleen Reed
Director of Investor Relations
561-982-4180
or
ICR, Inc.
John Mills
Senior Managing Director
310-954-1105

VITACOST.COM, INC. ANNOUNCES FIRST QUARTER 2010 RESULTS

BOCA RATON, Fla., May 6, 2010 – Vitacost.com, Inc. (NASDAQ: VITC), a leading online retailer and direct marketer of health and wellness products, today reported financial results for the first quarter ended March 31, 2010.

•	Net Sales increased 25% year-over-year to $57.2 million, compared to $45.9 million for the first quarter of 2009

•	The Number of New Customers in the first quarter of 2010 increased 13% year-over-year to 215,950

•	The Number of Back Orders continues to improve - down more than 50% since the end of the first quarter of 2010

First Quarter 2010 Results

For the first quarter of 2010, net sales increased 25% to $57.2 million from net sales of $45.9 million for the first quarter of the prior year.  First quarter reported revenue results were in-line with the Company’s updated guidance for revenue in the range of $57.0 to $57.5 million.  As the Company previously reported, in the latter half of the first quarter, back orders temporarily increased on select NSI proprietary products primarily due to a manufacturing logistics issue at its Lexington, NC plant. As a result, the Company estimates that $1.0 to $1.2 million of revenue shifted from the first quarter to the second quarter.  In addition, the Company identified roughly $1.2 million in cancelled orders during the first quarter.  However, despite these issues, both of the Company's primary sales categories, propriety and third party products, contributed to the 25% year-over-year revenue increase.  Excluding advertising and fees earned from affiliate programs, sales of third party products increased 32.2% year-over-year in the first quarter of 2010.  Sales of the Company’s proprietary brands increased 13.5% year-over-year.

Gross profit for the first quarter of 2010 increased 9% to $16.4 million, compared to $15.0 million in the first quarter of the prior year. The Company's gross profit margin decreased 410 basis points to 28.6% in the first quarter versus 32.7% in the first quarter of 2009. Despite the negative impact that the manufacturing issue had on sales of proprietary brands, gross margin for the proprietary products increased 400 basis points year-over-year to 60.4% compared to 56.4% last year.  Gross margin for third party products declined 10 basis points year-over-year to 26.2%.

Operating income for the first quarter of 2010 was $3.8 million compared to $6.1 million in the same period a year ago. The Company's operating margin decreased to 6.6% from 13.3% for the same period last year. The decrease was primarily due to a lower gross margin and increased operating expenses associated with running duplicate distribution centers in Las Vegas to ensure there were no customer service disruptions while the new distribution center was officially opened.

Adjusted EBITDA (earnings before interest, taxes, depreciation, amortization and related non-cash compensation expense) for the first quarter of 2010 was $5.0 million, compared to $7.0 million in the previous year.

The Company reported a 32.3% tax rate in its first quarter, slightly lower than expected primarily due to the impact of disqualifying dispositions of incentive stock options exercised during the quarter.  The lower-than-expected tax rate contributed $0.01 to earnings in the quarter.

Net income for the first quarter of 2010 was $2.5 million, or $0.09 per diluted share, calculated on a weighted average fully diluted share count of 28.5 million shares, versus net income of $3.7 million or $0.15 per share for the comparable period last year calculated on a share count of 23.9 million. The first quarter 2010 earnings per diluted share results were in-line with the Company’s updated guidance range of $0.08 to $0.09 per share.

"As we have stated previously, 2010 is a year of investment as we expand and upgrade our distribution centers, and broaden our product offerings.  While we are disappointed in our first quarter reported results, our management team has taken the necessary steps to correct the short-term manufacturing logistics situation and we remain on target to eliminate the production bottleneck by the end of the second quarter,” said Ira Kerker, Vitacost.com’s Chief Executive Officer. “Our management team remains intensely focused on managing the controllable aspects of our business, improving profitability, generating positive cash flow, and gaining long-term market share.  Vitacost.com will continue to expand its online health and wellness leadership position by offering our customers superior value and quality on the best selection of products.”

Balance Sheet/Cash Flow Highlights

The Company ended the first quarter of 2010 with cash, cash equivalents, and short-term investments, of $44.3 million as of March 31, 2010.  Vitacost.com generated $5.4 million in operating cash flow in the quarter, an increase of $991,648 year-over-year.

Outlook

For the second quarter of 2010, the Company expects revenue to be in the range of $57.2 to $58.2 million. Earnings per diluted share for the second quarter are expected to be in the range of $0.09 to $0.10 per diluted share calculated with fully diluted shares outstanding of 29.4 million and using a 38.0% tax rate.

For the full year ending December 31, 2010 the Company reaffirms their updated guidance provided on April 20, 2010.  The Company expects revenue to be in the range of $235 to $245 million. The Company expects net income to be in the range of $11.8 to $14.8 million compared to the full year 2009 net income of $12.9 million which excludes the one-time, non-cash stock compensation expense. The Company expects earnings per diluted share to be in the range of $0.40 to $0.50 calculated with fully diluted shares outstanding of 29.5 million.

The Company expects its adjusted EBITDA for the full year of 2010 to be in the range of $24.3 to $28.6 million with approximately $4 million of depreciation and amortization for the full year.

E-Commerce Metrics

A copy of historical e-commerce metrics is available on the Company's website at http://investor.vitacost.com/events.cfm.

Conference Call Information

The Company will also host a conference call to discuss these results and will provide additional comments and details at that time. Participating on the call will be Ira Kerker, Chief Executive Officer, and Richard Smith, Chief Financial and Accounting Officer.

The conference call is scheduled to begin at 5:00 p.m. EDT on May 6, 2010. The call will be broadcast live over the Internet hosted on the Investor Relations section of Vitacost.com's website at www.vitacost.com, and will be archived online through May 20, 2010. In addition, you may dial (877) 407-0789 to listen to the live broadcast.

A telephonic playback will be available from 8:00 p.m. EDT, May 6, 2010, through May 20, 2010. Participants can dial (877) 660-6853 to hear the playback. The account number is 3055 and the passcode is 349388.

About Vitacost.com, Inc.

Vitacost.com, Inc. (Symbol: VITC) is a leading online retailer and direct marketer of health and wellness products, including dietary supplements such as vitamins, minerals, herbs or other botanicals, amino acids and metabolites, as well as cosmetics, organic body and personal care products, sports nutrition and health foods.  Vitacost.com, Inc. sells these products directly to consumers through its website, www.vitacost.com, as well as through its catalogs.  Vitacost.com, Inc. strives to offer its customers the broadest product selection of healthy living products, while providing superior customer service and timely and accurate delivery.

Forward-Looking Statements

Except for historical information contained herein, the statements in this release are forward-looking and made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements made herein, which include management's expected results of operations for the first quarter of 2010, and the full year of 2010, involve known and unknown risks and uncertainties, which may cause Vitacost's actual results in current or future periods to differ materially from forecasted results. Those risks and uncertainties include, among other things, the current global economic downturn or recession; difficulty expanding its manufacturing and distribution facilities; significant competition in its industry; unfavorable publicity or consumer perception of its products on the Internet; the incurrence of material product liability and product recall costs; Inability to defend intellectual property claims; costs of compliance and its failure to comply with government regulations; its failure to keep pace with the demands of our customers for new products; disruptions in its manufacturing system, including information technology systems, or losses of manufacturing certifications; and the lack of long-term experience with human consumption of some of its products with innovative ingredients. Those and other risks are more fully described in Vitacost's filings with the Securities and Exchange Commission, including the Registration Statement on Form S-1, as amended, filed in connection with the Company's initial public offering as well as the Company's form 10-K filed for the full year ending December 31, 2009.

Condensed Consolidated Statements of Operations

For the Three Months Ended March 31, 2010 and March 31, 2009

Vitacost.com, Inc.
Consolidated Statements of Operations
For the Three Months Ended March 31, 2010 and 2009 (unaudited)

	2010	2009
Net sales	$ 57,176,143	45,884,033
Cost of goods sold	40,808,370	30,882,122
Gross profit	16,367,773	15,001,911
Operating expenses:		
Fulfillment	3,203,107	1,706,160
Sales and marketing	3,749,271	3,147,167
General and administrative	5,626,937	4,061,885
	12,579,314	8,915,212
Operating income	3,788,459	6,086,699
Other income (expense):		
Interest income	28,509	21,127
Interest expense	(127,120)	(182,260)
Other income (expense)	11,599	22,605
	(87,013)	(138,528)
Income before income taxes	3,701,446	5,948,171
Income tax (expense) benefit	(1,196,123)	(2,297,685)
Net income	2,505,323	3,650,486
Basic per share information:		
Net income available to common stockholders	$ 0.09	$ 0.16
Weighted average shares outstanding	27,552,122	23,188,380
Diluted per share information:		
Net income available to common stockholders	$ 0.09	$ 0.15
Weighted average shares outstanding	28,528,604	23,914,035

Source: Vitacost.com

Vitacost.com, Inc. Reconciliation of GAAP Operating Income to Adjusted EBITDA

EBITDA (earnings before interest, income taxes, depreciation, and amortization, including goodwill and intangible asset impairment) is not a measure of financial performance under generally accepted accounting principles, or GAAP, but is used by some investors to determine the strength of a company's cash flow. The presentation of this additional information should not be considered in isolation or as a substitute for results prepared in accordance with generally accepted accounting principles. The reconciliation set forth above is provided in accordance with Regulation G and reconciles EBITDA, with the most directly comparable GAAP-based financial measure. EBITDA is not calculated in the same manner by all companies and accordingly is not necessarily comparable to similarly entitled measures of other companies and may not be an appropriate measure for performance relative to other companies. EBITDA is not intended to represent and should not be considered more meaningful than, or as an alternative to, measures of operating performance as determined in accordance with GAAP.

Quarterly Net Sales by Product Line Reporting
For the Three Months Ended March 31, 2010 and March 31, 2009